SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 30, 2013 (October 28, 2013)

ARMCO METALS HOLDINGS, INC.

(Exact name of registrant as specified in Charter)

Nevada	001-34631	26-0491904
(State of other Jurisdiction of incorporation)	(Commission file no.)	(IRS employer identification no.)

One Waters Park Drive, Suite 98 San Mateo, CA 94403
(Address of principal executive offices)

(650) 212-7620

(Issuer's telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities

On October 28, 2013, following receipt of an approval letter from the NYSE MKT marketplace (the “Exchange”), Armco Metals Holdings, Inc. (the “Company”) sold, via the conversion of the Note (as described below), 2,010,327 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to Kexuan Yao, the Chief Executive Officer, President and Chairman of the Board of Directors of the Company, pursuant to a Conversion Letter and a Subscription Agreement entered into between the Company and Mr. Yao on October 22, 2013 (the “Subscription Agreement”). Mr. Yao purchased the shares through the conversion of that certain 8% Promissory Note dated March 29, 2013 in the amount of $1,000,000, with accrued interest in the amount of $45,369.86, for an aggregate amount of $1,045,369.86 (the “Note”) issued by the Company. The Note was converted at a conversion price of $0.52 per Share, such price being equal to the average of the last three closing bid prices of the Common Stock on the Exchange as of the date on which the Subscription Agreement was signed. The conversion and issuance of the Shares was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 4(a)(2) of the Securities Act. No underwriting discounts or commissions were paid with respect to such sales.

On October 28, 2013, following receipt of an approval letter from the Exchange, the Company sold 1,570,371 shares (the “PS Shares”) of Common Stock to a non-affiliated investor (the “Investor”) pursuant to a Subscription Agreement dated October 22, 2013 (the “PS Subscription Agreement”). In consideration for the PS Shares, the Investor paid an aggregate of US$816,593 or $0.52 per PS Share, such price being equal to the average of the last three closing bid prices of the Common Stock on the Exchange prior to the execution of the PS Subscription Agreement. The sale and issuance of the PS Shares was exempt from registration under the Securities Act in reliance on Section 4(a)(2). No underwriting discounts or commissions were paid with respect to such sale.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 30, 2013	ARMCO METALS HOLDINGS, INC.

	By:	/s/ Kexuan Yao
Kexuan Yao
Chief Executive Officer

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